UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 11, 2010

OMNICELL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-33043	94-3166458
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

1201 Charleston Road
Mountain View, CA  94043

(Address of principal executive offices, including zip code)

(650) 251-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 11, 2010, at a meeting of the Compensation Committee (the “Committee”) of the Board of Directors of Omnicell, Inc. (the “Company”), the Committee approved the terms of the Company’s Quarterly Executive Bonus Plan for 2010 (the “2010 Bonus Plan”), effective in the second quarter of 2010.  The Company’s full-time director-level employees and above, including the Company’s named executive officers, are eligible to participate in the 2010 Bonus Plan.

Cash bonuses, if any, for the first quarter of 2010 will be paid under the Company’s Quarterly Executive Bonus Plan for 2009 (see the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 10, 2009 for more information regarding the Company’s Quarterly Executive Bonus Plan for 2009).

For a 2010 Bonus Plan participant (a “Participant”) to be eligible for a quarterly bonus, the 2010 Bonus Plan requires 100% achievement by the Company of the Corporate Target(s) (as such term is defined in the 2010 Bonus Plan).  Under the 2010 Bonus Plan, the Committee may set one or more Corporate Target(s) on a quarterly or annual basis related to the Company’s financial performance, and may be derived from the following metrics (but are not limited to): profitability, revenue, operating income/expense/margin, expense controls, etc.

If the Corporate Target is achieved, a Participant is eligible to receive a bonus up to a specified percentage of the Participant’s quarterly salary. The bonus is determined based on the Participant’s achievement of certain individual objectives (“Individual Targets”).  If the Corporate Target and all of a Participant’s Individual Targets are achieved, the Participant will receive 100% of his/her eligible bonus amount (the “Incentive Target”).  The following sets forth the Incentive Target and eligible bonus on a quarterly basis for each of the Company’s executive officers under the 2010 Bonus Plan (assuming achievement of the Corporate Target and all of such executive officer’s Individual Targets):

Name	Title	Incentive Target(1)	Maximum Eligible Quarterly Bonus(1)(2)
Randall A. Lipps	Chairman, President and Chief Executive Officer	125%	$144,375
Robin G. Seim	Chief Financial Officer and Vice President Finance, Administration and Manufacturing	90%	$59,625
J. Christopher Drew	Senior Vice President, Field Operations	90%	$66,150
Dan S. Johnston	Vice President and General Counsel	90%	$55,125
Nhat Ngo	Vice President, Strategy and Business Development	90%	$55,125
Marga Ortigas-Wedekind	Vice President, Global Marketing and Product Development	90%	$59,625

(1)          See the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 8, 2010 for more information regarding the changes in annual salaries of certain of the Company’s executive officer’s effective April 1, 2010.

(2)          Amounts in this column reflect the dollar value of the maximum eligible quarterly bonus but does not reflect achievement of (or failure to achieve) any Strategic Goals (as defined below).  The maximum eligible quarterly bonus applies to second, third and fourth quarter of 2010 and may be paid in cash, equity or a combination thereof.

For non-executive officer level employees, Individual Targets will be set by management. The Committee, with the input of the Chief Executive Officer, will set the Individual Targets for the executive officers other than the Chief Executive Officer.  The Committee will set the Individual Targets for the Chief Executive Officer.  Each Individual Target will have a percentage weight associated with it, such that achievement of that particular Individual Target will correspond to an equal percentage of the total Incentive Target.  Once the Corporate Target is achieved, the quarterly bonus payment will be determined based on the percentage of the Participant’s achieved Individual Targets (such amount, the “Actual Bonus”).

On a quarterly and annual basis, the Committee may also set one or more other strategic goals that function as either a bonus multiplier or bonus reduction mechanism (the “Strategic Goals”).  The Strategic Goals are determined by the Committee at its discretion and are designed to enhance or drive desired performance for a particular strategic objective of the Company.  The Committee has the discretion to set a Strategic Goal such that achievement of the Strategic Goal may result in a specified percentage increase of a Participant’s Actual Bonus or failure to achieve the Strategic Goal may result in a specified percentage decrease of a Participant’s Actual Bonus.

The Committee may alter any Actual Bonus based on such factors as achievement of publicly announced targets, product milestones, strategic goals, cross-functional teamwork and collaboration and unforeseen changes in the economy and/or geopolitical climate.

The payment of an Actual Bonus under the 2010 Plan, may at the Committee’s discretion be payable in cash, equity or a combination thereof.

The foregoing description is subject to, and qualified in its entirety by, the 2010 Bonus Plan, which is attached hereto as Exhibit 10.1.

Item 9.01.  Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit Number	Description
10.1	Omnicell Quarterly Executive Bonus Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OMNICELL, INC.

Dated: March 17, 2010	By:	/s/ Dan S. Johnston
Dan S. Johnston,
Vice President and General Counsel

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Omnicell Quarterly Executive Bonus Plan